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                                 EXHIBIT 99.2



                             Form of Press Release


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                                                           FOR IMMEDIATE RELEASE

Contact:  Timothy Mann, Jr.
          Chief Executive Officer
          (404) 817-9440, Ext. 3320

          Brady W. Mullinax, Jr.
          Chief Financial Officer
          (404) 817-9440, ext. 3312


                  ACSYS, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

ATLANTA (June 21, 1999) Acsys, Inc. (Nasdaq/NMS: ACSY), a leading provider of specialty professional staffing services, today announced that its Board of Directors adopted a shareholder protection rights plan at its meeting on June 20, 1999, and issued share purchase Rights in connection with the rights plan.

     Timothy Mann, Jr., Acsys' Chief Executive Officer, stated: "The Rights are designed to assure that all of Acsys' shareholders receive fair and equal treatment in the event of any proposed takeover of Acsys and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Acsys without paying all shareholders a control premium. The plan is not being adopted in response to any particular unsolicited takeover proposal."

     The plan provides that a dividend of one share purchase Right will be issued for each outstanding share of common stock to shareholders of record as of the close of business on July 2, 1999, to be issued on this date. Generally, the Rights will be exercisable only if a person or group (other than certain existing shareholders) acquires 15% or more of Acsys' common stock or announces a tender offer. Each Right will entitle shareholders to buy one one-thousandth (.001) of a share of a new series of junior participating preferred stock of Acsys at an exercise price of $25.

     If Acsys is acquired after a person has acquired 15% or more of its common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. Additionally, if Acsys is not acquired, a Rights holder (other than the person or group acquiring 15% or more) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of Acsys' common stock having a market value of twice such price.

     Following the acquisition of 15% or more of the common stock, but less than 50% by any Person or Group, the Board may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock for each Right.

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ACSY Issues Rights Plan
June 21, 1999
Page 2


     Details of the plan are outlined in the Forms 8-A and 8-K filed with the Securities and Exchange Commission in connection with the adoption of the plan. Shareholders will receive additional information from Acsys on the plan within the near future.

     Acsys, Inc. is one of the leading specialty professional staffing firms in the United States. Acsys currently operates over 40 offices, serving metropolitan markets across the U.S. with a more significant presence in the eastern and midwestern U.S.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; conditions in the specialty professional staffing industry, including the Company's SAP staffing business; general economic conditions; and other factors discussed from time to time in Acsys' filings with the Securities and Exchange Commission.

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